Exhibit 99.1
VIASPACE FILES ADDITIONAL PATENT FOR FUEL CELL CARTRIDGE TECHNOLOGY

— Recent Patent Activity Positions Company As Intellectual Property Leader For Fuel Cell
Technology —

PASADENA, CA.—January 26—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that its subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC), has filed an additional patent on its fuel cell cartridge technology. The provisional application for the patent, which is titled “Fuel Cell Cartridge with Flexible Fuel Container,” was filed on January 19, 2006. DMFCC is exhibiting its fuel cell cartridge at Fuel Cell Expo 2006 being held in Tokyo, Japan January 25-27, 2006.

DMFCC’s fuel cell cartridge is designed to meet the strict safety standards proposed by the International Electrotechnical Commission. The Company’s recent patent filing covers technology related to creating a pressurized cartridge that will provide fuel in any orientation. Another important feature is that the valve and connector to the fuel cell does not leak under a wide range of physical conditions including impact resistance, such as being dropped or stepped on, and offers extreme heat resistance.

Dr. Carl Kukkonen, DMFCC CEO, commented, “We are extremely pleased to have filed this latest fuel cell cartridge patent, further strengthening DMFCC’s competitive advantage in the marketplace. Combined with our recent announcement that DMFCC exercised its option to license 50 issued and 50 pending fuel cell technology patents from Caltech and the University of Southern California, DMFCC is well positioned to leverage its extensive IP portfolio to be at the forefront of the industry.”

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. Direct methanol fuel cells are being developed for various applications by companies such as Toshiba, NEC, Hitachi, Panasonic and Sanyo in Japan, and by Samsung and LG in Korea.

Dr. Carl Kukkonen concluded, “We have a vested interest in the successful worldwide development of the direct methanol fuel cell industry. This patent application validates our commitment to investing in the research necessary to develop the fuel cell cartridge technology that will be required for the next generation of portable devices. Global players have recognized the future role that fuel cells will play in the portable electronic device space in the near future. We believe that DMFCC is in an excellent position to help foster the adoption and implementation of this technology by providing the needed patent protection to the global electronics industry and by working to develop the cartridge infrastructure requirement necessary for commercialization.”

The direct methanol fuel cell was jointly invented in 1992 and further developed by scientists at the NASA Jet Propulsion Laboratory (JPL) and the University of Southern California (USC). California Institute of Technology (Caltech) manages JPL for NASA. VIASPACE, through its subsidiary DMFCC, has licensing agreements with Caltech and USC for their extensive joint patent portfolio on direct methanol fuel cell technology. Caltech and USC hold equity in DMFCC.

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.
VIASPACE is a diversified technology company with knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security and public safety, information and computational technology, and RFID. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, or contact Investor Relations at (888) 359-9558, or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com.

Direct Methanol Fuel Cell Corporation (DMFCC):
DMFCC produces disposable methanol fuel cartridges that provide the energy source for laptop computers and other portable electronic devices that will be powered by direct methanol fuel cells

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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” should,” “could,” “would,” “will,” “expect,” “plan,” “intend,” “predict,” “anticipate,” believe,” “estimate,” “potential,” “continue,” or the negative of such terms or other comparable terminology. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These statements are only predictions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For example, there will not be a market for fuel cartridges if the OEMs fail to bring fuel cell powered devices into the marketplace. It is also possible that ICAO may not approve the use of fuel cell powered products on airplanes. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.